Exhibit 99.2

Summary Description of Captiva Software Corporation’s

2005 Executive Compensation Plan

Participants’ Compensation: certain executive officers are eligible to participate in the executive compensation plan (the “Plan”), which provides for compensation consisting of a base salary and target bonus amount, and, in the case of certain sales executives, a target override amount. The plan may be modified and the bonuses paid hereunder may be calculated or determined differently at the discretion of the Compensation Committee of the Board of Directors of the Company from time to time as reasonably necessary to address the Company’s business needs. All potential bonuses under the plan are based on measurable goals, including the Company’s revenues, pro forma EBITA, and various objectives set for the individual participants.

The base salaries, target bonuses, target overrides, and percentage allocation are as follows:

			Target Override ($)	Bonus Component Allocation
	Base Salary ($)	Target Bonus ($)		Revenue %	EBITA %	Achievement %
Reynolds C. Bish, President, CEO and Director	335,000	167,500	—	40	40	20
Howard Dratler, Executive Vice President of Field Operations	220,000	120,000	70,000	40	40	20
Jim Vickers, Chief Marketing Officer and General Manager of Pixel Translations	224,700	78,645	60,000	—	80	20
Rick E. Russo, Chief Financial Officer	218,400	76,440	—	—	80	20
Bradford Weller, General Counsel, Vice President of Legal Affairs and Secretary	181,692	45,423	—	—	80	20
Jim Nicol, Executive Vice President of Product Development	220,500	55,125	—	—	80	20

Bonus Components: the Plan provides for potential quarterly and annual bonus payments to participants based upon two or more of following components:

•	The Company’s revenues for each quarter;

•	The Company’s pro forma EBITA; and/or

•	Achievement by program participants of agreed upon objectives (the “Annual Component”).

In the case of the revenue component of the program, bonuses are paid only if the Company achieves an amount equal to or greater than 90% of revenue budget. At 90% of budget, a bonus equal to 50% of the potential bonus for the revenue component will be paid. Between 90% and 100% of the budgeted amount, 5% will be added to the 50% for each incremental 1% of budget achieved. If achievement exceeds 100% of the performance target for the bonus component, 3% will be added for each incremental 1% achievement over the performance target. Bonus amounts for the revenue component have no maximum.

In the case of the EBITA component of the program, bonuses are paid only if the Company’s pro forma EBITA equals 50% of the year to date budget amounts. If the Company’s pro forma EBITA is 50% of the year to date budget amount, a bonus equal to 50% of that potential bonus for that component will be paid. Between 50% and 100% percent achievement of budgeted amounts, the bonus paid under this component will increase 1% for 1%. If achievement exceeds 100% of the budget for the EBITA component, 3% bonus will be added for each incremental 1% achievement over the budget target. Bonus amounts for the EBITDA component have no maximum.

The annual component of the bonus will be paid in late January or early February of 2006 for the preceding year - after the prior results have been finalized and management and Compensation Committee have assessed the individual’s performance relative to the agreed upon objectives as well as how that performance was achieved or why there was a failure to perform. Just as this assessment could result in none or less than 100% of this component being paid, it could also result in more than 100% being paid in the event of over-achievement.

Target Override:

The target override is based on a fraction of worldwide revenue collected from the sale of products and services for which the sales executive is responsible. Overrides are calculated and paid monthly.